Exhibit 2.2

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2018 (this “Amendment”) among Kush Bottles, Inc., a Nevada corporation (“Parent”), KCH Energy, LLC, a Colorado limited liability company (“Merger Sub”), Summit Innovations, LLC, a Colorado limited liability company (the “Company”) and Mark Driver, an individual, solely in his capacity as the Member Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated April 10, 2018 (the “Merger Agreement”); and

WHEREAS, the parties hereto wish to amend the Merger Agreement in accordance herewith.

AGREEMENT

In consideration of the foregoing, and intending to be legally bound, the parties hereby agree as follows:

1.	Definitions. The definition of “Holdback Release Date” in Article I of the Merger Agreement shall be amended and restated in its entirety as follows:

“‘Holdback Release Date’ means the first Business Day following the fifteen (15) month anniversary of the Closing Date.”

2.	Section 8.02(e). Section 8.02(e) of the Merger Agreement shall be amended and restated in its entirety as follows:

“the amount of any accounts receivable included in the Current Assets or listed on Section 3.14 of the Disclosure Schedules, to the extent such amounts do not become collectible in full by the fifteen (15) month anniversary of the Closing Date;”

3.	Section 10.01(a)(vii). Section 10.01(a)(vii) of the Merger Agreement shall be amended and restated in its entirety as follows:

“make all elections or decisions contemplated by this Agreement and any Ancillary Document;”

4.	Ancillary Documents. From the date hereof, all references to “Transaction Documents” within the Merger Agreement shall instead be deemed references to “Ancillary Documents.”

5.	This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.	As applicable, Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment.

7.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY SUMMIT INNOVATIONS, LLC
By:	/s/ Mark Driver
Name:	Mark Driver
Title:	Manager

PARENT KUSH BOTTLES, INC.
By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich
Title:	Chairman and CEO

MERGER SUB KCH ENERGY, LLC By: Kush Bottles, Inc., its sole Member
By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich
Title:	Chairman and CEO

MEMBER REPRESENTATIVE Mark Driver, solely in his capacity as Member Representative /s/ Mark Driver
Name: Mark Driver

[Signature Page to Amendment to Agreement and Plan of Merger]